Exhibit 10.31

                    TAX SHARING AND DISAFFILIATION AGREEMENT

     TAX SHARING AND DISAFFILIATION AGREEMENT dated as of November 1, 2000, by and between BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS, INC., a Nevada corporation ("Bowlin"), and BOWLIN TRAVEL CENTERS, INC., a Nevada corporation ("Travel Centers").

                                    RECITALS

     A. Pursuant to the Contribution Agreement dated as of the date hereof, by and between Bowlin and Travel Centers (the "Contribution Agreement"), Bowlin has contributed to Travel Centers the assets used in the Travel Centers Business and Travel Centers has assumed the Assumed Liabilities (as more fully described in the Contribution Agreement, the "Contribution"), and Bowlin plans to distribute to the holders of Bowlin Common Stock all of the outstanding shares of Travel Centers Common Stock owned by Bowlin (the "Distribution").

     B. Bowlin and Travel Centers intend that the Contribution will qualify as a transfer to a controlled corporation within the meaning of Section 351 of the Code and/or a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a distribution described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to any shareholder of Bowlin.

     C. Prior to the Distribution Date, Travel Centers will be a member of the Bowlin Affiliated Group and after the Distribution Date Travel Centers will cease to be a member of the Bowlin Affiliated Group for federal income tax purposes.

     D. Travel Centers and Bowlin desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date.

     E. Capitalized terms used but not defined herein have the meanings set forth in the Contribution Agreement.

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.01 FOR THE PURPOSES OF THIS AGREEMENT:

     "ACQUISITION" shall have the meaning set forth in SECTION 2.01(a) of this Agreement.

     "AGREEMENT" shall mean this Tax Sharing and Disaffiliation Agreement as the same may be amended from time to time.
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     "APPLICABLE  FEDERAL  RATE"  shall  have the  meaning  set forth in Section
1274(d) of the Code, compounded quarterly.

     "BOWLIN" shall have the meaning set forth in the preamble to this Agreement.

     "BOWLIN AFFILIATED GROUP" shall mean the corporations included in the affiliated group, as defined in Section 1504 of the Code, of which Bowlin is the common parent, and any successor group.

     "BOWLIN TAXES" shall mean any Taxes (excluding Restructuring Taxes [except as noted in the definition of Travel Center Taxes] and Transaction Taxes) that are attributable to the Outdoor Advertising Business. For purposes of the foregoing, Taxes shall be deemed attributable to the Outdoor Advertising Business to the extent such Taxes are imposed as a result of Tax Items of Bowlin or Travel Centers directly related to the Outdoor Advertising Business; provided, however, that net losses (if any) incurred with respect to the Travel Centers Business on or before the Distribution Date shall be used to offset the income of Bowlin for purposes of determining Bowlin Taxes. To the extent that a Tax Item is not directly related to either the Outdoor Advertising Business or the Travel Center Business but is indirectly related to both businesses (such as an item relating to overhead), it shall be deemed attributable to the Outdoor Advertising Business in the proportion that the revenues of the Outdoor
Advertising Business bears to the sum of (i) the revenues of the Outdoor Advertising Business plus (ii) the revenues from the Travel Center Business.

     "CLAIM" shall have the meaning set forth in SECTION 5.03(a) of this Agreement.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONTRIBUTION" shall have the same meaning set forth in the first recital.

     "CONTRIBUTION AGREEMENT" shall have the meaning set forth in the first recital.

     "CONTROLLING PARTY" shall have the meaning set forth in SECTION 5.01 of this Agreement.

     "DISTRIBUTION" shall have the meaning set forth in the first recital.

     "DISTRIBUTION DATE" means the date on which the Distribution takes place.

     "FILING PARTY" shall have the meaning set forth in SECTION 4.01 of this Agreement.

     "FINAL DETERMINATION" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

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     "INDEMNITOR"  shall  have the  meaning  set forth in  SECTION  5.02 of this
Agreement.

     "IRS" means the Internal Revenue Service.

     "LIABLE PARTY" shall have the meaning set forth in SECTION 4.01 of this Agreement.

     "OUTDOOR ADVERTISING BUSINESS" means those portions of the business of Bowlin that are not part of the Travel Centers Business.

     "RESTRUCTURING TAXES" shall mean any Taxes imposed as a result of the Contribution or Distribution. For purposes of filing Bowlin's Tax Return only, Restructuring Taxes shall mean any Tax imposed as a result of any stock or securities of Travel Centers failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code because of the application of
Section 355(e) of the Code (or similar state statute) to the Distribution; provided, however, that Restructuring Taxes shall be calculated by assuming that the aggregate fair market value of the Travel Centers' stock distributed by Bowlin in the Distribution is equal to (a) the product of (i) the mean between the high bid and low asked prices for Travel Centers' stock on its first trading day (as reported in THE WALL STREET JOURNAL or such other source as Travel Centers deems reliable) and (ii) the total number of outstanding shares of Travel Centers stock immediately after the Distribution, or (b) such other amount as determined by Travel Centers in its reasonable discretion. Travel Centers shall provide Bowlin with written notification of this valuation within five (5) days after the Distribution Date. Notwithstanding any provision of this Agreement to the contrary, if a Claim is successfully asserted by the IRS with respect to Restructuring Taxes, Restructuring Taxes shall be determined in accordance with the Final Determination in connection with such Claim.

     "TAX" (and with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorum, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental or regulatory authority.

     "TAX ITEM" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, receipt, proceeds or any other item or event that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

     "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "TRANSACTION TAXES" shall have the meaning set forth in SECTION 3.03(c) of this Agreement.

     "TRAVEL CENTERS" shall have the meaning set forth in the preamble to this Agreement.

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     "TRAVEL  CENTERS  TAXES"  shall  mean any Taxes  that are  attributable  or allocable to the Travel Centers Business, Transaction Taxes and Restructuring Taxes; provided, however, that notwithstanding any provision of this Agreement to the contrary, any Restructuring Taxes that are primarily attributable to Bowlin's breach of its representations and warranties under Sections 2.01(a)-(c) shall be regarded as Bowlin Taxes. For purposes of the foregoing, Taxes shall be deemed attributable to the Travel Centers Business to the extent such Taxes are imposed as a result of Tax Items of Bowlin or Travel Centers directly related to the Travel Centers Business; provided, however, that net losses (if any) incurred with respect to the Outdoor Advertising Business on or before the Distribution Date shall be used to offset the income of Travel Centers for purposes of determining Travel Centers Taxes and (to the extent available) shall be used to offset gain in determining the amount of Restructuring Taxes. To the extent that a Tax Item is not directly related to either the Travel Center Business or the Outdoor Advertising Business but is indirectly related to both businesses (such as an item relating to overhead), it shall be deemed attributable to the Travel Center Business in the proportion that the revenues of the Travel Center Business bears to the sum of (i) the revenues of the Travel Center Business plus (ii) the revenues of the Outdoor Advertising Business.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.01 BOWLIN. Bowlin hereby represents and warrants as follows:

         (a) Following the acquisition (the "Acquisition") of Bowlin by Lamar Advertising Company, a Delaware corporation ("Lamar") pursuant to the Agreement and Plan of Merger dated as of October 3, 2000, between Lamar, Lamar Southwest Acquisition Corporation and Bowlin, Bowlin will continue the active conduct of its business, independently and with its separate employees.

         (b) There is no plan or intention by Bowlin, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Acquisition.

         (c) There is no plan or intention to liquidate Bowlin or to sell or otherwise dispose of the assets of Bowlin after the Acquisition, except in the ordinary course of business.

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     2.02 TRAVEL  CENTERS.  Travel  Centers  hereby  represents  and warrants as follows:

         (a) Following the Distribution, Travel Centers will continue the active conduct of its business, independently and with its separate employees.

         (b) There is no plan or intention by Travel Centers, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution.

         (c) There is no plan or intention to liquidate Travel Centers, to merge Travel Centers with any other corporation, or to sell or otherwise dispose of the assets of Travel Centers after the Distribution, except in the ordinary course of business.

         (d) Payments made in connection with all continuing transactions, if any, between Bowlin and Travel Centers, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms' length.

                                  ARTICLE III
              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

     3.01 OBLIGATIONS TO FILE TAX RETURNS

         (a) Bowlin shall timely file or cause to be filed all Tax Returns with respect to the Bowlin Affiliated Group, which shall include Travel Centers, for any period beginning prior to the Distribution and ending on the Distribution Date; provided, however, that Travel Centers shall prepare and forward to Bowlin all federal and state income Tax Returns with respect to the Bowlin Affiliated Group for such periods. Bowlin shall be considered the party required to file and the party filing the Tax Return with respect to any Tax Return prepared by Travel Centers pursuant to the preceding sentence.

         (b) Travel Centers shall timely file or cause to be timely filed all Tax Returns with respect to the Travel Centers for all periods beginning after the Distribution Date.

     3.02 OBLIGATION TO REMIT TAXES. Bowlin and Travel Centers shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to SECTION 3.01, and shall be entitled to reimbursement for such payments to the extent provided in SECTION 3.03.

     3.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS

         (a) Travel Centers shall be liable for and pay, and shall defend and hold harmless Bowlin and any other Bowlin Indemnitee for, from and against, any and all Losses incurred or suffered by Bowlin or one or more of the Bowlin Indemnitees in connection with (i) any Travel Centers Taxes, (ii) any inaccuracy or breach of any warranty, representation or covenant that is made by Travel Centers pursuant to this Agreement, and (iii) any amount determined to be Travel Centers' liability under SECTION 3.03(c). In the event that Bowlin receives any refund of or credit for Taxes for which Travel Centers is responsible under this
SECTION 3.03(a), Bowlin shall pay Travel Centers an amount equal to such refund or credit within five business days of Bowlin's receipt of such refund or credit.

         (b) Bowlin shall be liable for and pay, and shall indemnify, defend, and hold harmless Travel Centers and any other Travel Centers Indemnitee for, from and against, any and all Losses incurred or suffered by Travel Centers or one or more of the Travel Centers Indemnitees in connection with (i) any Bowlin Taxes and (ii) any inaccuracy or breach of any warranty, representation or covenant that is made by Bowlin pursuant to this Agreement. In the event that Travel Centers receives any refund of or credit for Taxes for which Bowlin is responsible under this SECTION 3.03(b), Travel Centers shall pay Bowlin an amount equal to such refund or credit within five business days of Travel Centers' receipt of such refund or credit.

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         (c) Bowlin  and  Travel  Centers  will  determine  the amount of sales, transfer or other similar taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and real estate recording fees, but excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Contribution Agreement (the "Transaction Taxes"). Bowlin and Travel Centers shall each file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes. Travel Centers shall be liable for Transaction Taxes.

         (d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the Bowlin Affiliated Group (other than Travel Centers) and Travel Centers shall be terminated with respect to the Travel Centers as of the Distribution Date.

     3.04 PERIOD THAT INCLUDES THE DATE OF DISTRIBUTION. To the extent permitted by law or administrative practice, the taxable year of Travel Centers shall be treated as closing at the close of the Distribution Date. If it is necessary for purposes of this Agreement to determine Travel Centers Taxes or Bowlin Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under this SECTION 3.04 as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a "closing of the books" basis at the close of the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

                                   ARTICLE IV
                                    PAYMENTS

     4.01 GENERAL TAX PAYMENTS. With respect to any Taxes for which one party (the "Liable Party") is liable under SECTION 3.03 and that are to be remitted in connection with Tax Returns to be filed by the other party (the "Filing Party") after the Distribution Date pursuant to SECTIONS 3.01 AND 3.02, (a) upon the request of the Filing Party, the Liable Party shall promptly provide to the Filing Party all information necessary to enable the Filing Party to file such Tax Returns and (b) assuming compliance by the Liable Party with the Liable Party's obligations under clause (a) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than ten (10) days prior to the due date for remitting such Taxes (or, if the due date is within forty-five
(45) days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of such Liable Party's Taxes (and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement. The Liable Party shall have the right to object in writing to such calculation on or before thirty (30) days after the date on which such request is provided to the Liable Party, on the grounds that there is substantial authority that such calculation is incorrect; provided that if the Liable Party so objects, (i) the Filing Party and the Liable Party shall promptly submit the dispute to an independent accounting or law firm acceptable to both the Filing Party and the Liable Party for prompt resolution, whose decision shall be final and binding on the Filing Party and the Liable Party, and (ii) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute. The Liable Party shall pay to the Filing Party any amount not in dispute on or before the tenth (10th) day following the receipt of

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such  request by the Liable  Party,  with  additional  amounts to be paid by the
Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which the Tax in issue is due) promptly upon resolution of any objection. Payment under this SECTION 4.01 of an amount determined by an independent accounting or law firm will not negate any liability of a Liable Party pursuant to this Agreement by reason of a Final Determination.

     4.02 OTHER PAYMENTS. Other payments due to a party under SECTION 3.03 shall be due not later than twenty (20) days after the receipt of notice of a Final
Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

     4.03 NOTICE. Bowlin and Travel Centers shall give each other prompt written notice of any payment that may be due under this Agreement.

                                   ARTICLE V
                                   TAX AUDITS

     5.01 GENERAL. Except as otherwise provided in this Agreement, each of Travel Centers and Bowlin (as the case may be, the "Controlling Party") shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under SECTION 3.01. Except as provided in
SECTION 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

     5.02 INDEMNIFIED CLAIMS IN GENERAL. Bowlin or Travel Centers shall promptly notify the other in writing upon the receipt of an actual notice of assessment by the relevant Taxing authority of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor in certain circumstances under SECTION 5.03 of this Agreement, shall permit the Indemnitor to participate in the proceeding at the Indemnitor's own expense. The Indemnitor shall pay all reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven (7) days after a written request by the Controlling Party.

     5.03 CERTAIN FEDERAL INCOME TAX CLAIMS

         (a) Any issues raised by the IRS in any Tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement are defined as a Claim (a "Claim"). Except as provided in SECTION 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to SECTION 5.02 of any Claim, and (ii) within thirty (30) days after such notice is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be

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contested.  If the Indemnitor requests that the Claim be contested in accordance with the preceding sentence and such Claim does not materially prejudice any other IRS claim with respect to matters unrelated to the Claim, the Indemnitor shall have the right, upon written notice to the Controlling Party and to the extent permitted under applicable law (assuming cooperation of the Controlling Party), to assume the defense of such Claim, including employment of counsel reasonably satisfactory to the Controlling Party and the payment of the fees and disbursements of such counsel. For this purpose, a Claim does not materially prejudice any other IRS claim solely because the Tax calculation with respect to the Claim indirectly affects such other claim. In the event, however, that the Indemnitor declines, fails or is otherwise unable to assume the defense of such Claim, the Controlling Party may employ counsel to defend such Claim and the Indemnitor shall agree to pay (and shall pay) on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim. The party that has assumed defense of a Claim, after reasonable consultation with the other party, shall determine the nature of all actions to be taken to contest such Claim (assuming such determination does not negatively impact any other claim that the IRS may have with respect to matters unrelated to the Claim), including (A) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (B) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest.

         (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date that is no more than 45 days after the date of the Indemnitor's request that the Controlling Party accept such Settlement, or (ii) the amount calculated on the basis of a Final Determination.

         (c) If the Indemnitor elects to have the Controlling Party pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

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         (d) Except as provided below, the Controlling  Party shall not settle a
Claim that the Indemnitor is entitled to require the Controlling Party to contest under SECTION 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this SECTION 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in SECTION 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to SECTION 5.03(b)), plus interest attributable to such amounts.

                                   ARTICLE VI
                                   COOPERATION

     6.01 GENERAL. Bowlin and Travel Centers shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party or any of its subsidiaries. Each party agrees to treat the Contribution and Distribution for all income Tax purposes as not causing the recognition of any income, gain or loss (except for Restructuring Taxes).

     6.02 COOPERATION WITH RESPECT TO TAX RETURN FILINGS, EXAMINATIONS AND TAX RELATED CONTROVERSIES. Each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by any party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (a) the execution and delivery of any power of attorney required to allow each party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in ARTICLE V of this Agreement, and (b) making available to the other party, during normal business hours, and within fifteen (15) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

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
                                  ARTICLE VII
                          RETENTION OF RECORDS; ACCESS

     Bowlin and Travel Centers shall:

         (a) retain (for a minimum of five (5) years) records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Bowlin Affiliated Group or Travel Centers or for the audit of such Tax Returns; and

         (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the current or potential review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or applicable law. At any time after the Distribution Date that a party proposes to destroy such records, documents, accounting data or other information, such party shall first notify the other party in writing and such other party shall be entitled to receive such records, documents, accounting data or other information proposed to be destroyed.

                                  ARTICLE VIII
                                    DISPUTES

     If Bowlin and Travel Centers cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both Bowlin and Travel Centers. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.

                                   ARTICLE IX
                           TERMINATION OF LIABILITIES

     Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall survive indefinitely.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.01 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

     10.02 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; PROVIDED, HOWEVER, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requests or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 10.02, with appropriate notice in accordance with SECTION 10.06 of this Agreement.

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
     10.03 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder but only with the consent of the other party hereto, which consent shall not be unreasonably withheld, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

     10.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Mexico (without regard to its conflicts of law doctrines).

     10.05 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

     10.06 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     Prior to the Acquisition

          If to Bowlin:        Bowlin Outdoor Advertising & Travel Centers,
                                 Incorporated
                               150 Louisiana NE
                               Albuquerque, NM 87108
                               Attention: President

          with a copy to:      Squire, Sanders & Dempsey L.L.P.
                               40 North Central Avenue, Suite 2700
                               Phoenix, Arizona  85004
                               Attention: Christopher Johnson

     After the Acquisition

          If to Bowlin:        Lamar Advertising Company
                               5551 Corporate Boulevard
                               Baton Rouge, Louisiana 70808
                               Attn: James R. McIlwain
                               Facsimile transmission no.: (225) 926-1005

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
          With a copy to:      Jones, Walker, Waechter, Poitevent Carrere
                               & Denegre, L.L.P.
                               Fifth Floor, Four United Plaza
                               8555 United Plaza Boulevard
                               Baton Rouge, Louisiana 70809-7000
                               Attn: Brad J. Axelrod

          If to the Company:   Bowlin Travel Centers, Inc.
                               150 Louisiana NE
                               Albuquerque, NM  87108
                               Attention:  President

          with a copy to:      Squire, Sanders & Dempsey L.L.P.
                               40 North Central Avenue, Suite 2700
                               Phoenix, Arizona  85004
                               Attention:  Christopher Johnson

     10.07 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.08 ENTIRE AGREEMENT. This Agreement and the Contribution Agreement (including the exhibits, schedules and other documents and instruments referred to therein) embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10.09 SEVERABILITY. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     10.10 SURVIVAL OF REPRESENTATIONS. Except as set forth in this Agreement, Bowlin's tax-related representations with respect to the Acquisition and Distribution shall not survive the Acquisition.

                  [Remainder of page intentionally left blank]

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
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS,
                                    INCORPORATED, a Nevada corporation


                                    /s/ Michael L. Bowlin
                                    --------------------------------------------
                                    By:  Michael L. Bowlin
                                    Title: President and Chief Executive Officer


                                    BOWLIN TRAVEL CENTERS, INC., a Nevada
                                    corporation


                                    /s/ Michael L. Bowlin
                                    --------------------------------------------
                                    By:  Michael L. Bowlin
                                    Its: President and Chief Executive Officer

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